Exhibit 99.1
Pliant Therapeutics Provides Corporate Update and Reports Third Quarter 2026 Financial Results

FORTIFY, a Phase 1b indication expansion trial of PLN-101095, continues strong enrollment

Pliant’s proprietary selective, targeted, integrin-mediated delivery platform demonstrates encouraging initial preclinical results

Strengthened leadership team with appointments of David Raben, M.D., as Chief Medical Officer and Craig Blanchette, Ph.D., as Senior Vice President, Research (RNAi).

SOUTH SAN FRANCISCO, CA., November 12, 2026 - Pliant Therapeutics, Inc. (Nasdaq: PLRX), a clinical-stage biotechnology company focused on the discovery and development of integrin-based therapeutics, today provided a corporate update and reported third quarter 2026 financial results.

“The third quarter reflected continued strong execution across the Organization, including robust FORTIFY enrollment and compelling proof-of-concept data generated from our integrin-mediated drug delivery platform,” said Bernard Coulie, M.D., Ph.D., President and Chief Executive Officer of Pliant. “FORTIFY continues to enroll ahead of schedule, with a number of European sites onboarded during the quarter. In addition, we continue to explore the potential of our proprietary drug delivery platform with cross-species preclinical data demonstrating successful selective delivery of siRNA payloads to extrahepatic tissues. With emerging data continuing to inform our next steps, potential therapeutic applications and paths forward, we will provide a comprehensive overview of the program in the coming months.”

Oncology Program
PLN-101095 is an oral, small molecule, dual selective inhibitor of αvβ8 and αvβ1 integrins designed to overcome checkpoint resistance by blocking TGF-β activation in the tumor microenvironment. Pliant is currently conducting FORTIFY, a Phase 1a/1b open-label, dose-escalation and indication expansion trial (NCT06270706), to evaluate the safety, tolerability, pharmacokinetics, and preliminary evidence of antitumor activity of PLN-101095, in combination with pembrolizumab, in patients with immune checkpoint inhibitor (ICI)-refractory advanced or metastatic solid tumors.

•Strong enrollment continues in FORTIFY, a Phase 1b indication expansion trial. FORTIFY will enroll up to 102 patients across three cohorts including non-small cell lung cancer (NSCLC), clear cell renal cell carcinoma (ccRCC) and tumors with high tumor mutational burden. Patients are treated for 14 days with PLN-101095 dosed at 1,000 mg twice daily as monotherapy, after which pembrolizumab is added as combination therapy. Enrollment remains strong, progressing ahead of schedule with active sites in the United States and Spain with additional countries onboarding in the next several months. Interim data is expected in 2027.

•Presentations at Annual Meeting of the Society for Immunotherapy of Cancer (SITC) highlight PLN-101095 Phase 1 biomarker data and mechanism of action.
◦Researchers from Pliant presented new biomarker data from the Phase 1 trial showing that early induction of immune activation biomarkers during PLN-101095 monotherapy was associated with subsequent clinical response following pembrolizumab initiation. These findings support the hypothesis that TGF-β pathway inhibition promotes immune activation, T-cell recruitment into the tumor microenvironment, and enhanced cytotoxic effector function.
◦Researchers from the National Cancer Institute presented data demonstrating that the blockade of integrins αvβ8 and αvβ1 in combination with anti-PD-1 reduced TGF-β signaling leading to modulation of fibroblastic cell populations in the tumor microenvironment and increased infiltration and activation of cytotoxic CD8+ T cells. This resulted in an improvement in anti-tumor activity and survival.

Selective, Targeted, Integrin-mediated Delivery Platform
Utilizing our fully annotated library of 15,000+ integrin binding molecules, as well as our biological knowledge of cell-specific integrin receptor expression, Pliant has created a selective, targeted integrin-mediated delivery platform for cell- and tissue-selective extrahepatic delivery of drug payloads, including RNAi. The platform has broad applicability across multiple disease areas utilizing a variety of drug payloads.

•Tissue Specificity, Potency and Durability – Pliant has initiated multiple RNAi delivery programs targeting specific tissues through unique integrin expression profiles. The most advanced compounds to date selectively target skeletal and skeletal/cardiac muscle, respectively. In non-human primate studies, we have observed >75% target gene knockdown at eight weeks while avoiding liver and other non-targeted tissues.

•Plug-and-Play Compatibility – Pliant's integrin-directed small molecule delivery compounds can be loaded with RNAi payloads directed at any gene of interest. This allows a single compound to serve as the basis for rapid development of tissue-specific therapies to a broad array of indications. Additionally, while initial efforts are directed at RNAi, the platform is potentially capable of delivering a variety of therapeutic payloads.

•Initial Indications – Based on early findings showing the successful selective delivery of Pliant’s skeletal and cardiac muscle compounds, the Company plans to accelerate development with initial therapeutic programs focused in areas of high unmet need including neuromuscular diseases and rare cardiomyopathies where gene suppression modalities show promise.

Pliant plans to share additional details regarding muscle and cardiac, as well as other RNAi programs, including detailed preclinical data and specific indication and gene targets for development over the coming months.

A presentation on the platform, including preclinical data, titled "Pliant’s Selective Targeted Integrin-Mediated Drug Delivery Platform" can be found in the "Investors & Media" section of Pliant's website at www.PliantRx.com.

Corporate Highlights
•Appointment of David Raben, M.D., as Chief Medical Officer. Dr. Raben is a leader in targeted immuno-oncology drug development and brings three decades of academic and biopharmaceutical oncology expertise. Most recently, Dr. Raben served as Chief Medical Officer at Bicara Therapeutics.
•Appointment of Craig Blanchette, Ph.D., as Senior Vice President, Research (RNAi). Dr. Blanchette is a recognized leader in RNAi drug discovery with a track record of advancing novel delivery platforms and therapeutics. Dr. Blanchette brings more than two decades of drug discovery and development expertise, having most recently served as Chief Scientific Officer at Switch Therapeutics.

Third Quarter 2026 Financial Results
•Research and development expenses were $17.9 million in the current and prior-year quarter. Expenses remained consistent as increased spending on PLN-101095 development in the current period was offset by decreased costs resulting from the termination of bexotegrast development in IPF and reduced personnel-

related expenses, including stock based compensation, driven by decreased headcount compared to prior year.
•General and administrative expenses were $7.8 million, as compared to $10.3 million for the prior-year quarter. The decrease was primarily due to personnel-related expenses, including stock-based compensation, driven by decreased headcount compared to prior year.
•Net loss was $24.4 million as compared to $26.3 million for the prior-year quarter. The decrease was primarily due to lower operating expenses following the termination of bexotegrast development in IPF in 2025 and decreased personnel-related expenses, including stock-based compensation, driven by reduced headcount compared to prior year.
•As of September 30, 2026, the Company had cash, cash equivalents and short-term investments of $142.6 million which the Company expects to be sufficient to fund operations to mid-2028.

About Pliant Therapeutics, Inc.
Pliant Therapeutics is a clinical-stage biopharmaceutical company focused on the discovery and development of integrin-based therapeutics. Pliant’s lead program is PLN-101095, a small molecule, dual-selective inhibitor of αvß8 and αvß1 integrins, that is being developed for the treatment of ICI-refractory advanced or metastatic solid tumors. PLN-101095 is being investigated in FORTIFY, a Phase 1a/1b indication expansion trial, enrolling patients with NSCLC, tumors with high tumor mutational burden or clear cell renal cell carcinoma. Pliant’s preclinical research is focused on tissue-specific delivery and internalization of drug payloads utilizing integrin receptor-binding molecules with programs focused on delivering siRNAs to skeletal muscle cells, adipocytes, as well as other tissue types.

For additional information, please visit: www.PliantRx.com. Follow Pliant on social media at X, LinkedIn and Facebook.

Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These statements include express or implied statements regarding ongoing clinical trial development of PLN-101095, including timing of enrollment and data; the potential benefits of PLN-101095; and Pliant’s plans for the continued development of PLN-101095; and plans for its integrin-based drug delivery platform, including timing of additional details, including initial treatment indications; among others. Because such statements deal with future events and are based on Pliant’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Pliant could differ materially from those described in or implied by the statements in this press release. These risks and uncertainties, including those related to the development and commercialization of Pliant’s product candidates, including any delays in Pliant’s ongoing or planned preclinical studies or clinical trials, the impact of current macroeconomic, geopolitical and marketplace conditions on Pliant’s business, operations, clinical supply and plans, Pliant’s reliance on single-source third parties located in foreign jurisdictions, including China, for critical aspects of Pliant development operations, the risks inherent in the drug development process, the risks regarding the accuracy of Pliant’s estimates of expenses and timing of development, its capital requirements and the sufficiency of its cash to support Pliant’s planned operations, and Pliant’s ability to obtain and maintain intellectual property protection for Pliant’s product candidates. These and additional risks are discussed in the sections titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" in Pliant’s Quarterly Report on Form 10-Q for the period ended September 30, 2026, which Pliant is filing with the Securities and Exchange Commission (SEC) today, and which will be available on the SEC's website at www.sec.gov, as well as other risks or uncertainties set forth in Pliant’s future SEC filings. Unless otherwise noted, Pliant is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Investor and Media Contact:
Christopher Keenan
Vice President, Investor Relations and Corporate Communications
Pliant Therapeutics, Inc.
ir@pliantrx.com

Pliant Therapeutics, Inc.
Condensed Statements of Operations
(Unaudited)
(In thousands, except number of shares and per share amounts)

	Three Months Ended September 30, 2026		Nine Months Ended September 30, 2026
	2026	2025	2026	2025
Operating expenses:
Research and development	$(17,932)	$(17,938)	$(48,243)	$(93,572)
General and administrative	(7,810)	(10,331)	(23,133)	(39,224)
Total operating expenses	(25,742)	(28,269)	(71,376)	(132,796)
Loss from operations	(25,742)	(28,269)	(71,376)	(132,796)
Interest and other income (expense), net	1,365	2,783	4,588	9,452
Interest expense	—	(815)	—	(2,423)
Net loss	$(24,377)	$(26,301)	$(66,788)	$(125,767)
Net loss per share - basic and diluted	$(0.39)	$(0.43)	$(1.08)	$(2.05)
Shares used in computing net loss per share - basic and diluted	61,943,959	61,406,475	61,889,401	61,339,118

Pliant Therapeutics, Inc.
Condensed Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$26,568	$45,445
Short-term investments	114,516	145,499
Prepaid expenses and other current assets	2,725	4,464
Property and equipment held for sale	400	1,040
Total current assets	144,209	196,448
Property and equipment, net	2,183	2,940
Operating lease right-of-use assets	21,435	23,966
Restricted cash	1,482	1,482
Other non-current assets	568	392
Total assets	$169,877	$225,228
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,067	$480
Accrued research and development	8,002	4,804
Accrued liabilities	4,397	9,634
Lease liabilities, current	2,455	1,447
Total current liabilities	17,921	16,365
Lease liabilities, non-current	25,324	27,658
Total liabilities	43,245	44,023
Commitments and Contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	6	6
Additional paid-in capital	1,053,340	1,040,610
Accumulated deficit	(926,184)	(859,396)
Accumulated other comprehensive loss	(530)	(15)
Total stockholders’ equity	126,632	181,205
Total liabilities and stockholders’ equity	$169,877	$225,228